Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

William Lyon Homes:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of William Lyon Homes of our report dated March 15, 2013, (except for Note 20, as to which the date is May 30, 2013) with respect to the consolidated balance sheet of William Lyon Homes and subsidiaries as of December 31, 2012 (Successor), and the related consolidated statements of operations, equity (deficit), and cash flows for the periods from January 1, 2012 through February 24, 2012 (Predecessor) and February 25, 2012 through December 31, 2012 (Successor) included in Annual Report on Form 10-K of William Lyon Homes for the year ended December 31, 2012, incorporated by reference herein, filed with the Securities and Exchange Commission on March 18, 2013.

/s/ KPMG LLP

Irvine, California

August 9, 2013